Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-204868, 333-231989 and 333-180641) on Form S-8 of our reports dated March 1, 2022, with respect to the consolidated financial statements of Matador Resources Company and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Dallas, Texas
February 28, 2022